Exhibit 10.17

DATED as of December 24, 2024

BUCKWHEAT INVESTMENTS LIMITED

(as Borrower)

AND

SIBO HOLDINGS LIMITED

(as Guarantor)

AND

BURBERLON VANTAGE CAPITAL LIMITED

(as Lender)

AMENDED AND RESTATED LOAN

AGREEMENT in respect of HK$26,000,000

Loan Facility

THIS AMENDED AND RESTATED AGREEMENT is dated as of December 24, 2024 and made

BETWEEN:

(1)	Buckwheat Investments Limited, a company incorporated under the laws of the British Virgin Islands with company number: 1997672 and with registered office at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands, as borrower (the “Borrower”);
(2)	Sibo Holdings Limited, a company incorporated under the laws of the Cayman Islands with company number: 345846 and with registered office at Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman, KY1-9008, Cayman Islands, as borrower (the “Guarantor”);
(3)	Burberlon Vantage Capital Limited, a company incorporated under the laws of the Hong Kong with company number: 1966657 and with registered office at Flat/Room 1907, 19/F, Lee Garden One, 33 Hysan Avenue, Causeway Bay, Hong Kong, as lender (the “Lender”).

(the Borrower, the Guarantor and the Lender, together the “Parties”, and each a “Party”)

WHEREAS:

I.	The Borrower, the Guarantor, and the Lender entered into a loan agreement dated June 26, 2023 (the “Initial Loan Agreement”) pursuant to which, the Borrower borrowed HK$25,100,000 from the Lender and the Lender agreed to provide such funds in the form of a loan.

II.	The Borrower, the Guarantor, and the Lender entered into a loan interest waiver agreement dated October 29, 2024 (the “Loan Interest Waiver Agreement”) pursuant to which, the Lender: (i) waives the Borrower’s interest obligations and the commencement of repayment due to all changes in ownership of the Borrower that had occurred prior to October 29, 2024; and (ii) waives the Borrower’s interest obligations and the commencement of repayment until the Guarantor completes its IPO Listing on a recognized stock exchange.

III.	The Borrower, the Guarantor, and the Lender wish to enter into this Amended and Restated Loan Agreement (the “Agreement”) to make certain amendments to the terms of the Initial Loan Agreement.

IV.	This Agreement, amends, restates, replaces and substitutes in full the Initial Loan Agreement with effect from the date of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions. In this Agreement, unless the context requires otherwise:

“Advance” means an advance made under the Loan pursuant to Clause 3 of this Agreement;

“Dollars” and “HK$” mean the lawful currency for the time being of Hong Kong;

“Encumbrance” means:

(a)	any mortgage, charge, pledge, lien, encumbrance, hypothecation or other security interest or security arrangement of any kind;

(b)	any arrangement whereby any rights are subordinated to any rights of any third party;

(c)	any contractual right of set-off; and

(d)	the interest of a vendor or lessor under any conditional sale agreement, lease, hire purchase or other title retention arrangement other than an interest in a lease or hire purchase agreement which arose in the ordinary course of business;

“Event of Default” means any event or circumstance specified as such in Clause 9 of this Agreement;

“Group” means the Guarantor, the Borrower, and its indirect wholly-owned subsidiary, StormHarbour Securities (Hong Kong) Limited (“StormHarbour”);

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“IPO Listing” means the successful listing of the Guarantor on the NASDAQ stock exchange, as evidenced by the commencement of trading of the Guarantor’s shares on the said exchange;

“Loan” means the loan to be made available under this Agreement;

“SHA” means StormHarbour Holdings (Asia) Co., Ltd., a shareholder of the Guarantor at the time of this Agreement.

1.2	Construction. In this Agreement, unless the context requires otherwise, any reference to:

an “authorisation” includes any approvals, consents, licences, permits, franchises, permissions, registrations, resolutions, directions, declarations and exemptions;

an Event of Default which is “continuing” means an Event of Default which has not been remedied or waived;

“including” or “includes” means including or includes without limitation;

“indebtedness” includes any obligation of any person for the payment or repayment of money, whether present or future, actual or contingent, including but not limited to any such obligation:

(a)	under or in respect of any acceptance, bill, bond, debenture, note or similar instrument;

(b)	under or in respect of any guarantee, indemnity, counter-security or other assurance against financial loss;

(c)	in respect of the purchase, hire or lease of any asset or service; or

(d)	in respect of any indebtedness of any other person whether or not secured by or benefiting from an Encumbrance on any property or asset of such person;

“law” and/or “regulation” includes any constitutional provisions, treaties, conventions, statutes, acts, laws, decrees, ordinances, subsidiary and subordinate legislation, orders, rules and regulations having the force of law and rules of civil and common law and equity;

if a day is specified to be a (or more) “month(s)” after a certain date, and there is no numerically equivalent day in the calendar month the specified number of month(s) after that certain date, then the day shall be the last day of the calendar month the specified number of month(s) after that certain date;

an “order” includes any judgment, injunction, decree, determination or award of any court, arbitration or administrative tribunal;

a “person” includes any individual, company, body corporate or unincorporate or other juridical person, partnership, firm, joint venture or trust or any federation, state or subdivision thereof or any government or agency of any thereof;

“tax” includes any tax, levy, duty, charge, impost, fee, deduction or withholding of any nature now or hereafter imposed, levied, collected, withheld or assessed by any taxing or other authority and includes any interest, penalty or other charge payable or claimed in respect thereof and “taxation” shall be construed accordingly.

1.3	Successors and Assigns. The expressions “Borrower” and “Lender” shall, where the context permits, include their respective successors and permitted assigns and any persons deriving title under them.

1.4	Miscellaneous. In this Agreement, unless the context requires otherwise, references to provisions of any law or regulation shall be construed as references to those provisions as replaced, amended, modified or re-enacted from time to time; words importing the singular include the plural and vice versa and words importing a gender include every gender; references to this Agreement shall be construed as references to such document as the same may be amended, supplemented or novated from time to time; unless otherwise stated, references to Clauses, Schedules and the Appendix are to clauses of and schedules and the appendix to this Agreement and references to this Agreement include its Schedules and the Appendix. Clause headings are inserted for reference only and shall be ignored in construing this Agreement.

2.	THE LOAN

2.1	At the request of the Borrower, the Lender has established, as of the date of the Initial Loan Agreement, a loan facility (the “Loan”) in favour of the Borrower in accordance with the terms and conditions of this Agreement with a principal amount of HK$26 million (the “Facility Amount”). The Loan is to be guaranteed in full by the Guarantor subject to the terms of this Agreement.

3.	ADVANCE

3.1	Amount drawn. As of the date of this Agreement, the Borrower has drawn HK$25,100,000 under the Loan. This amount due to the Lender is undisputed and is hereby acknowledged by the Lender and the Borrower.

3.2	Availability of Advance. Subject to the Lender’s consent after receipt of the Notice of Drawing, Borrower may request further Advances up to a total of HK$900,000, the remaining undrawn amount under the Loan, at any time.

4.	INTEREST

4.1	Interest. No interest is applicable on this Loan. Subject to the Lender’s sole discretion, interest shall be charged at 12% per annum on the aggregate amount outstanding under the Loan in the event of a change of the ownership of the Guarantor whereby SHA holds less than 10% of the voting rights in the Guarantor.

4.2	The interest herein is intended solely as a protective measure in response to a potential deterioration of the Borrower’s credit profile and shall be treated as a default-related adjustment. It is not intended to be economically speculative or transferable.

4.3	Any interest charged pursuant to Clause 4.1 of this Agreement shall apply only from the date of the change of ownership event and shall not be applied retroactively.

5.	REPAYMENT

5.1	Repayment. Subject to Clause 5.2 of this Agreement, the term of the Loan is indefinite and shall continue until the entire Facility Amount has been repaid. The Loan can be repaid at any time, in part or in full by the Borrower.

5.2	Mandatory Repayment.

The Lender may request the Borrower to repay the Loan in full with interest applicable pursuant to Clause 4.1 of this Agreement within 3 years of a change in the ownership of the Guarantor whereby SHA holds less than 10% of the voting rights in the Guarantor.

Notwithstanding the above, In the event of an IPO Listing, the aggregate loan amount outstanding shall maintain above HK$15,000,000 (the “Minimum Loan Balance”) until one (1) year after the IPO Listing. After the expiration of this one (1) year period, the Lender shall be entitled to seek full repayment without regard of the Minimum Loan Balance herein.

6.	PAYMENTS AND EVIDENCE OF DEBT

6.1	The Loan. The amount to be advanced by the Lender under this Agreement shall be made available to the Borrower by payment to the bank account as specified by the Borrower in the Notice of Drawing or in such other manner as the Borrower shall have previously agreed with the Lender.

6.2	Bank Account of the Lender. The Lender hereby designates the following bank account for loan disbursements and for the receipt of repayments by the Borrower:

Bank:	China Minsheng Banking Corporation Ltd. Hong Kong Branch
Bank #:	353
Account name:	Burberlon Vantage Capital Limited
Account number:	734-800032636-214

All repayments by the Borrower under this Agreement shall be made to the Lender to this Lender designated company and bank account.

7.	REPRESENTATIONS AND WARRANTIES

7.1	Representations and Warranties. Each of the Borrower and the Guarantor represents and warrants to the Lender that:

(a)	Duly incorporated: it is duly incorporated and validly existing under the laws of the Cayman Islands and has the power to own its assets and carry on the business it now conducts;

(b)	Power and authority: it has full capacity, power, authority and legal right to enter into and engage in the transactions contemplated by this Agreement to which he is a party and has taken or obtained all necessary action and consents to authorise the execution and performance of this Agreement;

(c)	Binding obligations: this Agreement to which it is a party constitute, or when executed and delivered will constitute, its legal, valid and binding obligations enforceable in accordance with their terms;

(d)	Authorisations: all authorisations required from any governmental or other authority or creditors for or in connection with the execution, validity and performance of this Agreement to which it is a party have been obtained and are in full force and effect or, by the date on which the first Notice of Drawing is given, will have been obtained and be in full force and effect and there has been no default under the conditions of any of the same;

(e)	No filings or taxes: it is not necessary in order to ensure the validity, enforceability, priority or admissibility in evidence in proceedings of this Agreement in Hong Kong that any of them or any other document be filed or registered with any authority in Hong Kong or that any tax be paid in respect thereof;

(f)	No litigation: no litigation, arbitration or administrative proceeding is currently taking place or pending or, to his knowledge, threatened against it or its assets or revenues;

(g)	No default: it is not in default under any law, regulation, judgment, order, authorisation, agreement or obligation applicable to it or its assets or revenues and no Event of Default or prospective Event of Default has occurred;

(h)	Ranking: The Loan made pursuant to this Agreement shall rank senior to and have priority over all other present and future indebtedness, liabilities, obligations, or claims of the Borrower, whether secured or unsecured.

7.2	Continuing Representation and Warranty. The Borrower and the Guarantor also represents and warrants to and undertake with the Lender that the foregoing representations and warranties will be true and accurate throughout the continuance of this Agreement with reference to the facts and circumstances subsisting from time to time.

7.3	Acknowledgment of Reliance. The Borrower and the Guarantor acknowledges that the Lender has entered into this Agreement in reliance upon the representations and warranties contained in this Clause.

8.	UNDERTAKINGS

8.1	Affirmative Undertakings. The Borrower and the Guarantor undertakes and agrees with the Lender throughout the continuance of this Agreement and so long as any sum remains owing thereunder that it will, unless the Lender otherwise agrees in writing:

(a)	Notification of default: promptly inform the Lender of:

(i)	the occurrence of any Event of Default or prospective Event of Default;

(ii)	any litigation, arbitration or administrative proceeding as referred to in Clause 9.1(f) of this Agreement;

(b)	Ranking of obligations: ensure that its obligations under this Agreement at all times shall rank senior to and have priority over all other present and future indebtedness, liabilities, obligations, or claims of the Borrower, whether secured or unsecured.

(c)	Payment obligations: comply with its obligations under this Agreement.

9.	GUARANTEE

9.1	Guarantee. The Guarantor guarantees to the Lender the due and punctual performance of all obligations of the Borrower under this Agreement. This guarantee (the “Guarantee”) is unconditional and irrevocable.

9.2	Agreement to pay. The Guarantor agrees to buy on demand each amount due by the Borrower which is unpaid. The demand on the Guarantor may be made at nay time on or after the due date for payment. Payment will be made in the same currency as the amount due by the Borrower.

9.3	Continuing Guarantee. This Guarantee is a continuing guarantee. No payment or other settlement will discharge the Guarantor’s obligations until the Borrower’s obligations have been discharged in full.

9.4	Enforcement. This Guarantee may be enforced before any st eps are taken against the Borrower or under any other guarantee or security interest given by the Guarantor in the Lenders’ favour, if any.

9.5	Preservation of rights. This Guarantee will be discharged only by the receipt of payment in full. It will not be discharged by any other action, omission or fact (without limitation and whether or not known to the Lender). The Guarantor’s obligations will, therefore, not be affected by the occurrence of any of the events set out in Sub-paragraphs (a) to (i) below:

(a)	The obligations of the Borrower are or become void, invalid, illegal or unenforceable.
(b)	There is any change, waiver or release of the Borrower’s obligations.
(c)	Any concession or time is given to the Borrower .
(d)	The Borrower is wound up or reorganised.
(e)	There is any change in the condition, nature or status of the Borrower .
(f)	Any of the above events occur in relation to another guarantor or provider of security interest or the obligations of that guarantor or provider given pursuant to this Agreement.

(g)	There is any failure to take, retain or enforce any other guarantee or security interest given in the Lenders’ favour hereunder.
(h)	Any circumstances affect or prevent recovery of amounts due by the Borrower.
(i)	Any other matter exists which might, but for the operation of this Clause 9.5, discharge the Guarantors.

Any receipt from any person other than the Guarantors will reduce the outstanding balance only to the extent of the amount received and not refunded.

9.6	Representations of the Guarantor. The Guarantor confirms that as at the date hereof it does not have the benefit of any security interest in respect of this Guarantee.

9.7	Principal debtor. The Guarantor undertakes with the Lender that whenever the Borrower does not pay any amount when due under or in connection with this Agreement, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor. For the avoidance of doubt, the Guarantor’s obligation to pay herein shall only become effective if and only if the Borrower has failed to make any payment in accordance with the terms of this Agreement.

9.8	Guarantor’s Indemnity.

(a)	Indemnity: The Guarantor agrees that if the Borrower fails to make a payment expressed to be due under the terms of this Agreement on its due date it will reimburse the person entitled to the payment for the losses and expenses (including loss of profit) that person incurs, or will incur, as a result. The Guarantor also agrees to reimburse the Lender for all losses and expenses arising from any obligations of the Borrower being or becoming void, invalid, illegal or unenforceable.

(b)	Amount of loss: For the purposes of this Clause the Lender will be presumed to have suffered a loss equal to the amount which is expressed as being due to it by the Borrower and unpaid, together with interest accruing thereon. The presumption may be rebutted by the Lender producing evidence of its loss.

10.	EVENTS OF DEFAULT

10.1	Events of Default. Each of the following events and circumstances shall be an Event of Default:

(a)	Non-payment: the Borrower fails to pay any sum when due or otherwise in accordance with the provisions thereof, unless payment is made within 5 days of its due date;

(b)	Other obligations: the Borrower fails duly and punctually to perform or comply with any of his obligations or undertakings under this Agreement and, in respect only of a failure which in the opinion of the Lender is capable of remedy and which is not a failure to pay money, does not remedy such failure to the Lender’s satisfaction within 10 days (or such longer period as the Lender may approve) after receipt of written notice from the Lender requiring it to do so;

(c)	Misrepresentation: any representation or warranty made or deemed to be made by the Borrower in or in connection with this Agreement proves to have been incorrect or misleading;

(d)	Cross default: the Borrower defaults or receives notice of default under any agreement or obligation relating to his borrowing or any indebtedness of the Borrower becomes payable or capable of being declared payable before his stated maturity or is not paid when due or any Encumbrance, guarantee or other security now or hereafter created by any Borrower becomes enforceable;

(e)	Authorisation: if any law, regulation, judgment or order (or the repeal or modification of any of the foregoing) suspends, varies, terminates or excuses performance by the Borrower of any of his obligations under this Agreement or purports to do any of the same;

(f)	Creditor’s process: a creditor takes possession of all or any part of the business or assets of any Borrower or any execution or other legal process is enforced against the business or any asset of the Borrower and is not discharged within seven (7) days;

(g)	Liquidation proceedings: a petition is presented or a proceeding is commenced or an order is made or an effective resolution is passed or any other step is taken by any person for the winding up or liquidation of the Borrower or for the appointment of a liquidator, receiver, administrator, trustee or similar officer of the Borrower or of all or any part of his business or assets;

(h)	Suspension of payments: the Borrower stops or suspends payments to his creditors generally or is unable or admits his inability to pay his debts as they fall due or seeks to enter into any composition or other arrangement with his creditors or is declared or becomes bankrupt or insolvent;

(i)	Unlawfulness: this Agreement or any provision hereof ceases for any reason to be in full force and effect or is terminated or jeopardised or becomes invalid or unenforceable or if there is any dispute regarding the validity or enforceability of the same or if there is any purported termination or repudiation of the same or he becomes impossible or unlawful for the Borrower to perform any of his obligations thereunder or for the Lender to exercise all or any of his rights, powers and remedies thereunder or any undertaking is not enforceable as such and the Borrower fails to do, or fails to refrain from doing, the activity which he purported to undertake to do or, as the case may be, not to do;

(j)	Change of control: a change of the ownership of 50% or more of the outstanding shares of the Borrower.

10.2	Declarations. If an Event of Default has occurred the Lender may, by written notice to the Borrower:

(a)	declare the Loan and all other sums payable hereunder to be, whereupon they shall become, immediately due and payable without further demand, notice or other legal formality of any kind; and/or

(b)	declare the Loan terminated whereupon the obligation of the Lender to make any Advance hereunder (if not yet made) shall immediately cease.

11.	WAIVER AND SEVERABILITY

Time is of the essence of this Agreement but no failure or delay by the Lender in exercising any right, power or remedy hereunder shall impair such right, power or remedy or operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies herein provided are cumulative and do not exclude any other rights, powers and remedies provided by law. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity and enforceability of such provision under the law of any other jurisdiction, and of the remaining provisions of this Agreement, shall not be affected or impaired thereby.

12.	MISCELLANEOUS

12.1	Execution. This Agreement shall become effective as of the date hereof.

12.2	Entire Agreement. This Agreement constitute the entire obligation of the Parties and supersede any previous expressions of intent or understandings in respect of this transaction.

12.3	Amendments in Writing. Any amendment or waiver of any provision of this Agreement and any waiver of any default under this Agreement shall only be effective if made in writing and signed by both parties.

12.4	Counterparts. This Agreement may be executed in counterparts and by different parties on separate counterparts which when taken together shall be deemed to constitute one agreement.

12.5	Supersession and Survival. This Agreement amends, restates, replaces, and supersedes in its entirety (a) the Initial Loan Agreement and (b) the Loan Interest Waiver Agreement. Notwithstanding the foregoing, Section 1 of the Loan Interest Waiver Agreement, titled Waiver of Interest and the Commencement of the Repayment Term for Prior Ownership Changes, shall survive and remain in full force and effect. Nothing in this Agreement shall be construed to amend, terminate, or otherwise affect the validity or enforceability of Section 1 of the Loan Interest Waiver Agreement.

13.	ASSIGNMENT

13.1	No assignment. This Agreement is personal to the Lender and shall not be assigned, transferred, pledged, or novated to any third party without the express written consent of the Borrower.

13.2	All payments under this Agreement shall be made strictly in cash. No net settlement, equitybased settlement, or any other financial instrument may be used to discharge any obligation under this Agreement.

14.	NOTICES

14.1	Delivery. Each notice, demand or other communication to be given or made under this Agreement shall be in writing and delivered or sent to the relevant party at his address or email below.

To the Lender:	Burberlon Vantage Capital Limited
Address:	Flat/Room 1907, 19/F, Lee Garden One, 33 Hysan
Avenue, Causeway Bay, Hong Kong
Email:	Sussie2009@139.com
Attention:	Liu Ju

To the Borrower:	Buckwheat Investments Limited
Address:	Suite 3210, 32/F Champion Tower, 3 Garden road,
Central, Hong Kong
Email:	Water.cheung@stormharbour.com.hk
Attention:	Water Cheung

To the Guarantor:	Sibo Holdings Limited
Address:	Suite 3210, 32/F Champion Tower, 3 Garden road,
Central, Hong Kong
Email:	Water.cheung@stormharbour.com.hk
Attention:	Water Cheung

14.2	Deemed Delivery. Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address, (b) if given or made by email, when despatched with no error message within the following 12 hours. Provided that, if such day is not a working day in the place to which it is sent, such notice, demand or other communication shall be deemed delivered on the next following working day at such place.

15.	GOVERNING LAW AND JURISDICTION

15.1	Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of Hong Kong.

15.2	Third Party Rights. A person who is not a party to this agreement shall not have any rights under the Contracts (Rights of Third Parties) Ordinance, Cap. 623, to enforce any term of this agreement.

15.3	Jurisdiction. The Borrower and Guarantor irrevocably agrees for the benefit of the Lender that any legal action or proceeding arising out of or relating to this Agreement may be brought in the courts of Hong Kong and irrevocably submits to the exclusive jurisdiction of such courts.

15.4	No Limitation on Right of Action. Nothing herein shall limit the right of the Lender to commence any legal action against the Borrower, the Guarantor and/or its property in any other jurisdiction or to serve process in any manner permitted by law, and the taking of proceedings in any jurisdiction shall not preclude the taking of proceedings in any other jurisdiction whether concurrently or not.

15.5	Waiver, Final Judgment Conclusive. The Parties irrevocably and unconditionally waives any objection which he/they may now or hereafter have to the choice of Hong Kong as the venue of any legal action arising out of or relating to this Agreement and agrees not to claim that any court thereof is not a convenient or appropriate forum. The Borrower also agrees that a final judgment against it in any such legal action shall be final and conclusive and may be enforced in any other jurisdiction, and that a certified or otherwise duly authenticated copy of the judgment shall be conclusive evidence of the fact and amount of his indebtedness.

<<Signature page to follow>>

IN WITNESS whereof this Agreement has been executed by the parties hereto on the date stated at the beginning of this Agreement.

THE BORROWER

SIGNED BY Cheung Chung Wing, Water	)
)
On behalf of	)
Buckwheat Invesments Limited	)
in the presence of:	)

THE GUARANTOR

SIGNED BY Cheung Chung Wing, Water	)
)
On behalf of	)
Sibo Holding Limited	)
in the presence of:	)

THE LENDER

SIGNED BY LIU JU	)
)
On behalf of	)
Burberlon Vantage Capital Limited	)
in the presence of:	)